Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made by and between Paul F. Hickey (“Employee”) and ReShape Lifesciences Inc., a Delaware corporation (“Employer,” and together with Employee, the “Parties”), effective as of July 8, 2024.

A.The Parties entered into an Employment Agreement dated November 1, 2022 (the “Employment Agreement”).

B.The Employment Agreement may be amended by a written instrument signed by both Parties and the Parties desire to amend the Employment Agreement as set forth herein.

In consideration of the promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereby amend the Employment Agreement as follows:

1.Amendment to Section 1.1(e) of the Employment Agreement.  Section 1.1(e) of the Employment Agreement is hereby amended in its entirety to read as follow:

“Good Reason” means, at any time: (a) the assignment by Employer to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a material diminution of, Employee’s duties, functions or responsibilities, including any requirement that Employee report to another officer of Employer, rather than directly to the Board; (b) a material reduction in Employee’s base salary or the minimum target amount provided above for Employee’s cash incentive compensation for any calendar year; (c) Employer’s requirement that Employee be based at any office or location more than 35 miles from Employer’s principal office; or (d) any other action or inaction that constitutes a material breach of this Agreement by Employer. For the avoidance of doubt, the occurrence of a Change in Control (as defined in the Employer’s Second Amended and Restated 2003 Stock Incentive Plan), and irrespective of whether Employee becomes employed with any successor entity, shall constitute Good Reason as defined herein and shall not require further notice of resignation for Good Reason from Employee.

2.Amendment to Section 6.3(a) of the Employment Agreement.  Section 6.3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

If Employee’s employment is terminated by Employer without Cause, as defined herein, or by Employee for Good Reason, as defined herein, then Employee will receive the Accrued Amounts as defined in Section 6.2 and (i) Employer will pay Employee severance in an amount equal to 18 months of Employee’s Base Salary as defined in the Section 5.1 of the Employment Agreement, which will be paid in a single lump sum payment, (ii) 100% of any unvested shares under any options to purchase shares of Employer common stock Employee holds (“Options”) shall immediately vest, and Employee shall be permitted to exercise all shares under Employee’s Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following Employee’s termination date, (iii) Employer will also pay Employee a pro rata portion of any unpaid cash incentive compensation for the calendar year in which Employee’s termination occurs (that pro-rated cash incentive compensation shall be based on whether Employee’s objectives were achieved (also pro-rated to the extent possible) during the portion of the year before Employee’s termination date, and the pro-rated amount shall be based on the number of days in that portion, as compared with the entire year), and (iv) if Employee timely and elects continuation coverage under Employer’s grop health plans pursuant to Section 4980B of the Code, as Amended (“COBRA”) or similar state law, Employer will pay or reimburse the premiums for such coverage of Employee (and Employee’s dependents, if applicable) at the same rate it pays for active employees for a period of 18 months from Employee’s termination date; provided, however, that Employer’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage or the date you become eligible for group health plan coverage with a new employer, whichever is earlier (the benefits referred to in (i) through (iv) above are collectively referred to herein as the “Separation Benefits”).

3.Change in Control.  Section 6.4 of the of the Employment Agreement is hereby amended in its entirety to read as follows:

Upon the occurrence of a Change in Control (as defined in the Employer’s Second Amended and Restated 2003 Stock Incentive Plan), Employer agrees that (a) 100% of any stock grants and unvested shares under Employer’s Options shall be immediately vested, and (b) Employee will receive the Separation Benefits defined in Section 6.3(a) of this Agreement, irrespective of whether his employment continues with any successor entity.

4.Equity Compensation. Section 5.4 (Equity Compensation) of the Employment Agreement provided that, among other things, Employee would be granted an option to purchase a number of shares of common stock equal to 4% of Employer’s outstanding common stock on the date of the Employment Agreement and, after the first financing after Employee’s start date, Employee would be granted an additional stock option or other equity award in an amount that would maintain Employee’s fully diluted ownership percentage at 4%. Employee and Employer agree and acknowledge that the equity grants contemplated by Section 5.4 of the Employment Agreement were never granted to Employee and, in lieu thereof, Employer will grant to Employee a fully vested, unrestricted award of shares of common stock in accordance with Section 10 of Employer’s 2022 Equity Incentive Plan, which is intended to be the equivalent to 4% of the outstanding stock of the Company on a fully diluted basis as of the date hereof. Employee hereby waives any right Employee had to the equity compensation contemplated by Section 5.4 of the Employment Agreement, prior to being amended by this Amendment, and hereby releases Employer, its successors, assigns, parents, affiliates, subsidiaires and related companies, and their respective officers, directors and employees, from all claims Employee may have related to such prior Section 5.4 of the Employment Agreement and any related written or oral agreements or promises providing for the equity grants contemplated thereby.

5.Effect on Agreement. Except as expressly set forth herein, all of the terms and conditions of the Employment Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Employment Agreement to be duly executed as of the day and year first above written.

EMPLOYER:

RESHAPE LIFESCIENCES INC.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	Executive Chair of the Board

EMPLOYEE:

/s/ Paul F. Hickey
Paul F. Hickey